Exhibit 99.1

Press Release	Source: Urigen Pharmaceuticals, Inc.

Urigen Outlines Operating Plans

Wednesday November 5, 8:28 am ET

BURLINGAME, Calif.--(BUSINESS WIRE)--Urigen Pharmaceuticals, Inc. (OTCBB: URGP, http://www.urigen.com), a specialty pharmaceutical company focused on the development and commercialization of treatments for urological disorders, announced today that it has implemented a restructuring plan designed to reduce operating costs while continuing to pursue additional product financing, partnerships, and other strategic alternatives. Although the Company will maintain all of its current personnel under consulting agreements, the Company’s staff will be reduced by four employees. This plan is designed to ensure continuity in day-to-day activities, while preserving shareholder value in spite of the current difficulties in the capital markets.

"This restructuring enables the company to significantly reduce operating expenses while we continue to work on options to advance our programs. We believe that the recent URG101 clinical and patent milestones place us in a more favorable position to partner URG101 than we have been in for most of our existence and we are in discussions with several potential partners," said William Garner, MD, President and CEO. "Our cash conservation measures will cut our overall burn rate by over 60% while maintaining access to the services of all key Urigen personnel. These arrangements allow our commercial, intellectual property, and drug development functions to continue under consulting agreements as we work to complete the URG101 Phase II data package which will be used for discussions with the FDA. We are continuing to advance our portfolio of URG101 and URG301 patents and we have produced molds for URG301. We have also refined our URG301 regulatory strategy which entailed a potential cost reduction from previously disclosed $26.4M to the filing of an NDA to potentially less than $3.0M for a 505(b)(2) regulatory approach by limiting the label and focusing on urethritis in women.”

About URG101

URG101 is a pharmaceutical treatment for Painful Bladder Syndrome/Interstitial Cystitis that is instilled into the bladder. URG101 works with lidocaine reducing the sensations of pain, urge and muscle spasms and with heparin, a glycosaminoglycan, coating the bladder wall thus augmenting the natural heparinoids.

About URG301

URG301 is a pharmaceutical female urethral suppository treatment for Urethritis and Nocturia that is placed into the female urethra. URG301 works with lidocaine reducing the sensations of pain and acute urgency.

About Painful Bladder Syndrome/Interstitial Cystitis (PBS)

Painful Bladder Syndrome/Interstitial Cystitis is a recognized medical condition with increased frequency of diagnosis. PBS/IC is characterized by bladder pain, urinary urgency and nocturia. Few IC treatments exist and no approved therapies are available for PBS. Today, there are an estimated 10.5 million women and men in North America who suffer from PBS/IC.

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's product development programs target significant unmet medical needs and major market opportunities in urology. URG101 targets painful bladder syndrome/interstitial cystitis, which affects approximately 10.5 million men and women in North America. URG301 targets urethritis and acute urgency in patients diagnosed with an overactive bladder. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors associated with our Company, please review our SEC filings.

Contact:
Urigen Pharmaceuticals, Inc.
Martin E. Shmagin, 650-259-0239
Chief Financial Officer
www.urigen.com

Source: Urigen Pharmaceuticals, Inc.